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FOR:      THE SPORTSMAN'S GUIDE
          411 Farwell Avenue
          South Saint Paul, Minn.  55075
          NASDAQ NMS: SGDE

CONTACT:  William P. Bartkowski                         FOR IMMEDIATE RELEASE
          612-344-1012

                 THE SPORTSMAN'S GUIDE UPDATES 2003 Q2 GUIDANCE;
                              SETS CONFERENCE CALL

     Results Expected To Be Above Consensus Estimates and Ahead of Last Year

SOUTH ST. PAUL, MINN. (7/10/03) - The Sportsman's Guide, Inc. (NASDAQ NMS: SGDE) today announced that the Company expects to report total sales of approximately $38.0 million and earnings per share of $0.10 to $0.11 for its second quarter ended June 30, 2003. This would compare to second quarter 2002 results of $34.8 million in sales and earnings of $0.06 per share. The anticipated results will be above consensus First Call(R) estimates with respect to sales and earnings per share, which were $36.0 million and $0.08 per share, respectively. The Company plans to report its final quarterly results at 5:00 pm CDT on Monday, July 28, 2003.
         Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, "We expect to report a much stronger than anticipated second quarter. We are especially pleased to note that Internet-related sales as percentage of total sales reached 36.5 percent, an all time record high, compared to just under 30 percent for the same period one year ago."
         The Company also announced that it will hold a conference call on Tuesday, July 29, 2003 to discuss the results of the first quarter. Gregory R. Binkley, President and Chief Executive Officer, and Charles B. Lingen, Executive Vice President and Chief Financial Officer, will be present on the call to provide commentary and to take questions. The call will be begin at 10:30 am, CDT. Participants may access the call by dialing 1-800-209-8032. The call may also be accessed via the Internet at www.SportsmansGuideIR.com.
         The Sportsman's Guide offers value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, equipment and footwear, through direct mail catalogs and two Internet sites. The Company's e-commerce websites include www.sportsmansguide.com

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and www.bargainoutfitters.com. Investor information is available on the
Company's investor relations website: www.SportsmansGuideIR.com.

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This release contains forward looking statements which are subject to change based on various important factors, including but not limited to general economic conditions, a changing market environment for the Company's products and the market acceptance of the Company's catalogs.